Exhibit (H)(5)

ZIEGLER CAPITAL MANAGEMENT, LLC
250 East Wisconsin Avenue
Suite 2000
Milwaukee, Wisconsin 53202

        March 13, 2007

Ziegler Exchange Traded Trust
250 East Wisconsin Avenue
Suite 2000
Milwaukee, Wisconsin 53202
Attn: Board of Trustees

Re: Expense Reimbursement and Fee Waiver Commitment

Ladies and Gentlemen:

This is to confirm the commitment of Ziegler Capital Management, LLC, as investment adviser to the various mutual fund series of Ziegler Exchange Traded Trust, to waive fees and/or reimburse expenses of the following funds so as to cap their annual operating expense ratios of average daily net assets from March 26, 2007 through March 26, 2008 at the following levels:

Fund	Expense Cap
NYSE Arca Tech 100 ETF	0.50%

Very truly yours, ZIEGLER CAPITAL MANAGEMENT, LLC

By:	/s/ Brian K. Andrew

Title:	President